EXHIBIT 99.1

News Release

FOR ADDITIONAL INFORMATION CONTACT:

New Century Financial Corporation	Carrie Marrelli, VP, Investor Relations
18400 Von Karman, Suite 1000	(949) 224-5745
Irvine, CA 92612	Erin Freeman, VP, Corporate Communications
(949) 862-7624

NEW CENTURY FINANCIAL CORPORATION REPORTS FOURTH QUARTER AND

FULL-YEAR RESULTS FOR 2005

Brad A. Morrice to Become CEO; Robert K. Cole to Remain Chairman of the Board

Company Reaffirms 2006 Dividend Guidance of $7.30 per Share

Irvine, Calif., February 2, 2006, New Century Financial Corporation (NYSE: NEW), a real estate investment trust (REIT) and parent company of one of the nation’s premier mortgage finance companies, today reported results for the three and twelve months ended December 31, 2005. The company also announced that Brad A. Morrice, Vice Chairman, President and Chief Operating Officer, will become Chief Executive Officer effective July 1, 2006. Robert K. Cole, Chairman of the Board and Chief Executive Officer, will continue to serve as executive Chairman of the Board.

Highlights

•	Earnings-per-share (EPS) for the fourth quarter and full-year 2005 were $2.00 and $7.17, respectively, including a $0.14 per share charge for hurricane-related losses
•	REIT taxable income[1] for the fourth quarter and full-year 2005 was $2.14 per share and $8.37 per share, respectively, fully covering the corresponding dividends paid in 2005, with $1.88 per share of estimated undistributed taxable income carried over into 2006
•	After-tax return on equity[2] for the fourth quarter and full-year 2005 was 22 percent and 21 percent, respectively
•	Total loan production for the fourth quarter and full-year 2005 was $15.7 billion and $56.1 billion, respectively
•	Loan acquisition costs (excluding recently acquired operations) reached a record low of 1.65 percent in the fourth quarter
•	2006 dividend guidance of $7.30 per share reaffirmed
•	Standard and Poor’s Rating Services recently upgraded company’s servicer rating

Executive Succession Plans

The company announced that Brad A. Morrice, Vice Chairman, President and Chief Operating Officer, will become Chief Executive Officer effective July 1, 2006. Robert K. Cole will continue to serve as executive Chairman of the Board and plans to remain involved with the company on a full-time basis. In addition, the company announced that Vice Chairman-Finance, Edward F. Gotschall, has elected to transition to

[1]	REIT taxable income is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. A reconciliation of REIT taxable income to the most directly comparable GAAP financial measure is set forth in the table attached as Schedule 2 to this press release.
[2]	Please see Schedule 3 attached to this press release for an explanation of how the company calculated return on equity.

semi-retirement in order to devote more time to his family and philanthropic endeavors. The Board of Directors has requested that Mr. Gotschall remain involved with strategic and operational issues at the company and continue to serve on the Board.

“As founders of New Century, Brad, Ed and I partnered 10 years ago to create a leading mortgage banking franchise, which has grown and flourished while withstanding the economic cycles of our business,” said Mr. Cole. “Our vision, tested over the last decade, has enjoyed great success, but has by no means been completed. While the three of us have shared strategic and operational responsibilities over the past ten years, Brad has most recently been focused on strengthening the management team at New Century, which makes him the natural choice to lead the company into the future. Brad’s experience, combined with his passion and vision, are the essential skills required to build upon New Century’s first decade of success. We have anticipated over the many years of our productive partnership that Brad would succeed me as CEO. Today’s announcement completes that important element of our executive succession plan. I look forward to a smooth transition over the next few months and to remaining involved with the company as executive Chairman of the Board of Directors.”

“The Board of Directors welcomes Brad into his new role,” said Fredric J. Forster, the Board of Directors’ Lead Independent Director. “Since founding the company in 1995, Brad, Bob and Ed have worked together as a cohesive partnership and built New Century into one of the nation’s leading mortgage finance companies. They also had the foresight to convert the company to a REIT to ensure that it continues to deliver value to stockholders in tough markets and remains positioned to take advantage of opportunities when markets are good. I want to thank Bob for his leadership and Ed for his financial vision over the last ten years. Their contributions were integral to the success of New Century and I look forward to their contributions in the future.”

“I appreciate the Board’s vote of confidence and I look forward to building on our track record of delivering stockholder value,” said Mr. Morrice. “As we move forward, the management team and I will remain focused on the company’s main priorities including: 1) producing consistently strong operating performance, 2) broadening the products and services available through each of our delivery channels and 3) lowering costs and increasing productivity to enhance our competitive position in the industry. I sincerely appreciate the significant contributions of Bob and Ed in building our franchise over these many years and will highly value their continued participation in the future.”

Mr. Morrice, 49, is one of the founders of New Century Financial Corporation and has been President since the inception of the company and Chief Operating Officer since 2001. From February 1994 to March 1995, he was the President and Chief Operating Officer-Administration of Plaza Home Mortgage, after serving as its Executive Vice President, Chief Administrative Officer since February 1993. In addition, Mr. Morrice served as General Counsel and a director of Option One Mortgage. From August 1990 to January 1993, Mr. Morrice was a partner in the law firm of King, Purtich & Morrice, where he specialized in the legal representation of mortgage banking companies. Mr. Morrice previously practiced law at the firms of Fried, King, Holmes & August and Manatt, Phelps & Phillips. He received his J.D. from the University of California, Berkeley (Boalt Hall) and holds an M.B.A. from Stanford University.

Financial Results

“During a year of rising interest rates, intense competition and a challenging secondary market, we delivered record loan production, reduced loan acquisition costs to a historic low, grew our REIT portfolio of mortgage loans to $13.9 billion, and completed a strategic acquisition that broadened our product offerings and marketing channels,” said Mr. Cole. “All of these accomplishments were achieved while delivering four consecutive dividend increases.”

“Our 2005 EPS guidance range before the full impact of hurricane-related losses was $7.25 to $7.75. Actual EPS was $7.17 and includes a pre-tax charge of $10.0 million, or a $0.14 impact to EPS, for hurricane-related losses, which represents the second highest yearly EPS in our history. Our 2005 REIT taxable income was $8.37 per share, exceeding the company’s annual dividend of $6.50 per share, with

$1.88 per share of estimated undistributed taxable income carried over into 2006. Finally, record total loan production of $56.1 billion exceeded our goal of $50 billion to $55 billion,” continued Mr. Cole.

Mortgage Loan Portfolios

As previously announced, the company did not add to its mortgage loan portfolio in the fourth quarter of 2005. As a result, the balance of the company’s REIT portfolio declined to $13.9 billion at December 31, 2005 from $15.7 billion at September 30, 2005. Additionally, the taxable REIT subsidiary (TRS) mortgage loan portfolio balance at December 31, 2005 was $2.3 billion.

As of December 31, 2005, the allowance for losses on loans held for investment was $170.3 million and $27.8 million for the REIT portfolio and TRS portfolios, respectively, representing 1.23 percent and 1.22 percent of the unpaid principal balance of the respective portfolios. This compares with 0.93 percent and 1.20 percent of the unpaid principal balance of the respective portfolios at September 30, 2005. Notwithstanding the increase in loss allowances, portfolio performance to date continues to exceed the company’s forecasts. The company’s 60+ day delinquency rates as of December 31, 2005 were 3.36 percent at the REIT and 4.10 percent at the TRS, significantly lower than anticipated. Actual losses incurred for the full-year 2005 were $23.3 million at the REIT and $9.0 million at the TRS, also significantly lower than anticipated. It is important to note, however, that as these portfolios mature, the company will continue to build its allowances for loan losses based on its expectation of future losses, which are influenced by overall economic and market conditions.

Mortgage Loan Production

In the fourth quarter of 2005, the company originated $15.7 billion in mortgage loans, bringing total loan production for the year to a record $56.1 billion. “This new annual record was the result of our dedicated sales team, the addition of our recently acquired operations, and increased Home123 marketing efforts that drove greater retail sales,” said Mr. Morrice.

Historical TRS Operations

The following section does not include the results of the operations recently acquired from RBC Mortgage Company, which are discussed separately following this section.

“We have been successful in implementing the three key elements of our strategy to improve profitability in a challenging secondary market environment, which we outlined in our last conference call,” said Patti M. Dodge, Executive Vice President and Chief Financial Officer. “First, we have increased the coupon on our funded non-prime mortgage loans by more than 100 basis points since August 2005 and ended the year with a weighted average interest rate of 8.23 percent for December loan production. Second, we have improved our product mix to maximize secondary market execution, decreasing our percentage of interest-only loans to 21 percent of production in the fourth quarter, compared with 35 percent in the third quarter. And third, we have significantly reduced our loan acquisition costs, which I’m pleased to announce reached a record low of 1.65 percent in the fourth quarter.”

Gain-on-Sale

In the fourth quarter of 2005, the company sold $14.1 billion of loans, or 106.8 percent of loan production, at a gain-on-sale of 1.70 percent. “Our gain-on-sale decreased by 35 basis points from 2.05 percent for the third quarter of 2005 as a result of rapidly rising interest rates late in the third quarter, coupled with a soft secondary market,” said Ms. Dodge. The volume of loan sales was higher in the fourth quarter following the company’s peak loan production level reached in the third quarter. In the fourth quarter, the company executed two off-balance sheet transactions for a total of $3.5 billion and recorded a gain of 2.02 percent, which was more than 50 basis points higher than the comparable whole loan bid. Had these loans been sold in the whole loan market, the fourth quarter gain-on-sale would have been lower by approximately 10 basis points. The net cash execution of these securitizations was 100.22 percent, resulting in a residual asset of 1.80 percent.

Loan Acquisition Costs

Fourth quarter 2005 loan acquisition costs (comprised of a points and fees component and an operating expense component) declined 17 basis points from the third quarter to a record low of 1.65 percent, even though loan production volume decreased by 17 percent from the prior quarter. The points and fees component declined 23 basis points from the previous quarter as a result of reduced broker premiums on the company’s wholesale business. Because the decrease in points and fees is predominantly driven by the brokers’ response to the company’s interest rate increases, the company does not expect to maintain this lower level of points and fees throughout 2006. The operating expense component increased nominally on a percentage basis from the previous quarter due to the reduction in loan production volume. However, the total dollar amount of operating expenses decreased from $241.3 million to $208.9 million.

Loan acquisition cost is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. A reconciliation of loan acquisition costs to the most directly comparable GAAP financial measure is set forth in the table attached as Schedule 1 to this press release.

Net Operating Margin

Net operating margin decreased to 0.51 percent in the fourth quarter of 2005 compared with 0.61 percent in the prior quarter due to lower gain-on-sale, partially offset by increased net interest income and the reduction in loan acquisition costs. Net interest carry improved 8 basis points from the third quarter as a result of the company’s coupon increasing faster than the underlying funding costs during the quarter. “In light of the adverse market conditions we faced, we are pleased with our fourth quarter net operating margin, which exceeded our expectations and reflects our focus on improving profitability,” said Ms. Dodge.

Recently Acquired TRS Operations

In the fourth quarter of 2005, the company closed $2.5 billion in loans through the platform recently acquired from RBC Mortgage Company and acted as a broker for an additional $382.8 million to third parties. As expected, these operations negatively impacted the company’s net income in the fourth quarter by $4.3 million, including certain integration costs. While the loss was modestly greater than anticipated, the company expects its recently acquired operations to be accretive to EPS in 2006. The company has provided additional detail on these operations in tables set forth later in this press release.

Stock Repurchase Program

During the fourth quarter of 2005, the company’s Board of Directors approved a share repurchase program for up to 5 million shares of common stock, and the company repurchased 879,200 shares at an average price of $33.52 per share for an aggregate amount of $29.5 million. “Given our stock price and secondary market conditions in the fourth quarter, we determined that an appropriate use of excess liquidity was to repurchase some of our stock,” said Mr. Cole. “Going forward, we will continue to look at opportunities to selectively repurchase shares while continuing to manage our liquidity and support our business strategy.”

Future stock repurchases may be made on the open market or through block trades in accordance with applicable laws. The number of shares to be purchased and the timing of the purchases will be based upon level of the company’s cash balances, general business conditions and other factors including alternative investment opportunities. The company reserves the right to terminate, reduce or increase the size of the stock repurchase program at any time.

Servicer Rating Upgrade

On January 31, 2006, Standard and Poor’s Rating Services (S&P) announced that it increased its residential subprime loan servicer rating on New Century Mortgage Corporation to its second highest rating, Above Average, from Average. According to S&P, the upgraded rating is based on the company’s tenured management team, comprehensive training regimen, enhanced technology environment, and robust audit and compliance culture. “The rating upgrade received from S&P validates the diligent efforts of our servicing team, our commitment to quality and our solid performance metrics on our retained mortgage servicing rights,” said Kevin M. Cloyd, Executive Vice President, Secondary Marketing.

2006 Outlook

“We have elected not to provide EPS or loan production guidance for 2006 for two primary reasons. The operating environment and secondary market conditions remain uncertain. Additionally, our business strategy and results are contingent on a variety of factors, including the capital market environment. However, we are comfortable reaffirming dividend guidance and will also provide broad insight into our operational outlook,” said Mr. Cole.

The company expects to resume executing securitizations in its REIT portfolio, beginning with $2 billion in the first quarter. Total securitization activity for the year will be driven primarily by secondary market conditions and access to capital.

Loan production for January 2006 is estimated to be approximately $4.0 billion, a $1.0 billion increase compared with January 2005, including approximately $0.6 billion from recently acquired operations. Additionally, our recently acquired operations acted as a broker for an additional $93.0 million of loans to third parties. In 2006, the company expects that its ongoing efforts to broaden its product menu throughout all of its channels will result in market share gains despite the projected contraction of overall mortgage volume.

“We remain committed to our strategy of improving profitability and adjusting our coupon as necessary to keep pace with underlying funding costs. Coupled with our improved product mix, we expect gain-on-sale for our historical operations to be between 1.75 percent and 2.00 percent for the first quarter. I’m pleased to report that we have already seen early progress from these efforts as we have entered into forward sale commitments with prices above 102 for our non-prime loans for settlement in the first and second quarters of 2006. Additionally, we expect to continue to reduce our operating expenses,” said Ms. Dodge.

“Given the planned REIT portfolio additions in 2006, the carry-over of approximately $1.88 per share of REIT taxable income and potential contributions from our TRS, we reaffirm our expectation that we will deliver a dividend of $7.30 per share in 2006,” concluded Mr. Cole.

2006 FBR Open

Ms. Dodge will be participating on a Non-prime Mortgage Discussion Panel at the 2006 FBR Open, which will be held at the Fairmont Scottsdale Princess in Scottsdale, Arizona on Friday, February 3, 2006 from 8:00 a.m. until 9:30 a.m. (Phoenix time). To listen to the discussion panel, please dial into the listen-only conference call at (800) 452-1324 using conference ID #5014112. A replay will be available through February 13, 2006 and can be accessed by dialing (800) 642-1687 using conference ID #5014112. Questions regarding the panel discussion may be directed to Carrie Marrelli, Vice President of Investor Relations, at (949) 224-5745.

Results Conference Call and Webcast Information

The company will host a conference call today at 8:00 a.m. PST to discuss its fourth quarter and full-year 2005 results. To participate on the call, dial (800) 329-9097 or (617) 614-4929 and use passcode 97070910. The accompanying slide presentation will be available on the Investor Relations section of the company’s Web site at www.ncen.com before the call under “Fourth Quarter 2005 Earnings Event.” A replay of the call will be available from 12:00 p.m. PST today through 9:00 a.m. PST on February 9, 2006. The replay number is (888) 286-8010 or (617) 801-6888 and the passcode is 56268867. Additionally, the call will be webcast live and archived on the Web site listed above.

About New Century Financial Corporation

Founded in 1995 and headquartered in Irvine, California, New Century Financial Corporation is a real estate investment trust and one of the nation’s premier mortgage finance companies, providing mortgage products to borrowers nationwide through its operating subsidiaries, New Century Mortgage Corporation and Home123 Corporation. The company offers a broad range of mortgage products designed to meet the needs of all borrowers. New Century is committed to serving the communities in which it operates with fair and responsible lending practices. To find out more about New Century, please visit www.ncen.com.

As of December 31, 2005, New Century originated loans through 222 sales offices operating in 35 states and 35 regional processing centers operating in 18 states and employed approximately 7,200 Associates.

Safe Harbor Regarding Forward-Looking Statements

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws and the company intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include, but are not limited to: (i) management’s intention to focus on (a) producing consistently strong operating performance, (b) broadening the products and services available through each of the company’s delivery channels and (c) lowering costs and increasing productivity to enhance the company’s competitive position in the industry; (ii) the company’s expectation that it will continue to build its allowances for loan losses based on its expectation of future losses as the REIT portfolio and TRS portfolios mature; (iii) the company’s expectation that the lower level of the points and fees component of loan acquisition costs will not be maintained through 2006 because this component is predominately driven by brokers’ response to the company’s interest rate increases; (iv) the company’s expectation that its recently acquired operations will be accretive to EPS in 2006; (v) the company expectation that going forward, it will continue to look at opportunities to selectively repurchase shares of its common stock while continuing to manage its liquidity and support its business strategy; (vi) the company’s expectation that future stock repurchases may be made on the open market, through block trades or in privately negotiated transactions; (vii) the company’s expectation that the number of shares to be purchased and the timing of future purchases will be based on the level of the company’s cash balances, general business conditions and other factors including alternative investment opportunities; (viii) the company’s right to terminate, reduce or increase the size of the stock purchase program at any time; (ix) the company’s expectation that it will resume securitizations in its REIT portfolio in 2006, beginning with $2 billion in the first quarter; (x) the company’s expectation that total securitization activity for the year will be driven primarily by secondary market conditions and access to capital; (xi) the company’s estimates with respect to its January loan production; (xii) the company’s expectation that in 2006 its ongoing efforts to broaden its product menu throughout all of its channels will result in market share gains despite the projected contraction of overall mortgage volume; (xiii) the company’s strategy of improving profitability and adjusting its coupon as necessary to keep pace with underlying funding costs; (xiv) the company’s expectation that, coupled with its improved product mix, gain-on-sale for its historical operations will be between 1.75 percent and 2.00 percent for the first quarter of 2006; (xv) the company’s expectation that its current forward sale commitments will be settled at prices above 102 for its non-prime loans in the first and second quarters of 2006; (xvi) the company’s expectation that it will continue to reduce its operating expenses; and (xvii) the company’s reaffirmation of its 2006 dividend guidance of $7.30 per share. The company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements. Such factors include, but are not limited to: (i) the condition of the U.S. economy and financial system; (ii) the interest rate environment; (iii) the effect of increasing competition in the company’s sector; (iv) the condition of the markets for whole loans and mortgage-backed securities; (v) the stability of residential property values; (vi) the company’s ability to comply with the requirements applicable to REITs; (vii) the company’s ability to grow its loan portfolio; (viii) the company’s ability to continue to maintain low loan acquisition costs; (ix) the potential effect of new state or federal laws and regulations; (x) the company’s ability to maintain adequate credit facilities to finance its business; (xi) the outcome of litigation or regulatory actions pending against the company; (xii) the company’s ability to adequately hedge its residual values, cash flows and fair values; (xiii) the company’s ability to effectively integrate its recently acquired operations; (xiv) the accuracy of the assumptions regarding the company’s repurchase allowance and residual valuations, prepayment speeds and loan loss allowance (including loan loss allowance assumptions with respect to Hurricanes Katrina, Rita and Wilma); (xv) the assumptions underlying the company’s risk management practices; and (xvi) the ability of the servicing platform to maintain high performance standards. Additional information on these and other factors is contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2004 and the other periodic filings of the company with the Securities and Exchange Commission. The company assumes no, and hereby disclaims any, obligation to update the forward-looking statements contained in this press release.

NEW CENTURY FINANCIAL CORPORATION

Unaudited Condensed Consolidated Statements of Earnings

(dollars in thousands, except per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2005	2004	2005	2004

Interest income	$513,014	$289,461	$1,759,567	$898,647
Interest expense	(310,812)	(137,040)	(988,123)	(367,094)

Net interest income	202,202	152,421	771,444	531,553
Provision for losses on mortgage loans held for investment	(34,578)	(7,500)	(140,233)	(70,250)

Net interest income after provision for losses	167,624	144,921	631,211	461,303
Other operating income:
Gain on sale of mortgage loans	167,920	180,192	622,617	800,609
Servicing income	14,958	7,679	38,514	28,896
Other income	4,367	636	22,400	4,415

Total other operating income	187,245	188,507	683,531	833,920
Operating expenses:
Personnel	128,622	130,732	551,780	419,736
General and administrative	59,173	41,251	193,052	146,417
Inducement expense - convertible senior notes	—	24,757	43	24,757
Advertising and promotion	17,534	19,276	83,738	65,503
Professional services	13,689	7,236	42,752	27,669

Total operating expenses	219,018	223,252	871,365	684,082

Earnings before income taxes	135,851	110,176	443,377	611,141
Income tax expense	19,251	31,506	26,834	235,570

Net earnings	116,600	78,670	416,543	375,571
Dividends on preferred stock	2,566	—	5,418	—

Net earnings available to common stockholders	$114,034	$78,670	$411,125	$375,571

Basic earnings per share	$2.05	$1.66	$7.42	$10.20
Diluted earnings per share	$2.00	$1.44	$7.17	$8.29
Basic weighted average shares outstanding	55,682	47,282	55,431	36,807
Diluted weighted average shares outstanding	57,035	57,258	57,324	46,215

Unaudited Condensed Consolidated Balance Sheet Data

(dollars in thousands)

	December 31, 2005	December 31, 2004
Cash and cash equivalents(1)	$503,723	$842,854
Restricted cash	726,697	454,035
Mortgage loans held for sale, net	7,825,175	3,922,865
Mortgage loans held for investment, net	16,143,865	13,195,324
Residual interests in securitizations	234,930	148,021
Other assets	712,700	488,845

Total assets	$26,147,090	$19,051,944

Credit facilities on mortgage loans held for sale	$7,439,685	$3,704,268
Financing on mortgage loans held for investment, net	16,045,459	13,105,973
Convertible senior notes, net	4,943	5,392
Other liabilities	547,303	357,746
Total stockholders’ equity	2,109,700	1,878,565

Total liabilities and stockholders’ equity	$26,147,090	$19,051,944

Book value per share (diluted) (2)	$35.17	$32.90

(1)	Cash and liquidity, which includes available borrowing capacity, was $530.4 million ($306.3 million at the REIT, $224.1 million at the TRS) at December 31, 2005, and $987.4 million ($762.2 million at the REIT, $225.2 million at the TRS) at December 31, 2004.
(2)	Book value per share is calculated using the year end total equity plus convertible note principal balance less preferred equity, divided by quarterly diluted shares.

REIT Mortgage Loan Portfolio Vintage Data at December 31, 2005

(dollars in thousands)

	2005	2004	2003	Total
Initial collateral pool	$10,961,957	$8,431,735	$1,137,894	$20,531,586
Current collateral pool	$8,946,473	$4,621,687	$332,200	$13,900,360
Delinquency (60+ days)	2.42%	4.67%	9.49%	3.36%
Cumulative losses-to-date	0.01%	0.10%	0.35%	0.07%
Projected cumulative losses over life	3.05%	2.40%	1.93%	2.72%
Weighted average life in years	2.14	1.98	2.01	2.07

TRS Mortgage Loan Portfolio Vintage Data at December 31, 2005

(dollars in thousands)

	2004	2003	Total
Initial collateral pool	$1,679,397	$3,808,887	$5,488,284
Current collateral pool	$1,105,902	$1,177,971	$2,283,873
Delinquency (60+ days)	2.41%	5.61%	4.10%
Cumulative losses-to-date	0.02%	0.29%	0.21%
Projected cumulative losses over life	1.52%	1.24%	1.33%
Weighted average life in years	3.25	2.58	2.79

REIT Portfolio Net Interest Spread

	4Q05		2005
	GAAP	Tax	GAAP	Tax
Average portfolio balance (in thousands)	$15,129,417		$13,929,487
Gross interest spread (1)	4.08%	4.08%	4.14%	4.14%
Annual losses (2)	(0.92)%	(0.16)%	(1.00)%	(0.09)%
Amortization of capitalized costs (3)	(0.48)%	(0.67)%	(0.49)%	(0.62)%
Servicing costs / fees	(0.26)%	(0.26)%	(0.22)%	(0.22)%

Net interest spread	2.42%	2.99%	2.43%	3.21%
Other REIT expenses, net of other income (4)	(0.04)%	0.23%	—%	0.20%
REIT income (in thousands)	$89,761	$121,898	$337,997	$474,774
REIT earnings per diluted share (5)	$1.56	$2.14	$5.93	$8.37

(1)	Gross interest spread equals interest income less interest expense plus prepayment charges plus or minus hedging activity.
(2)	Losses on a GAAP basis are equal to the provision for losses of $35.0 million and $139.2 million for 4Q05 and 2005, respectively. Losses on a tax basis are equal to actual losses incurred of $5.9 million and $13.2 million for 4Q05 and 2005, respectively. Actual losses on a tax basis do not include charge-offs related to GAAP recognition of impairment.
(3)	Amortization of capitalized costs on a tax basis includes additional amortization of premiums paid by the REIT to the TRS for the loans.
(4)	Other REIT expenses consist primarily of inter-company charges and allocations. Other REIT expenses on a tax basis are net of certain amortization recorded on a GAAP basis but not for tax. Such amortization was $8.2 million and $24.7 million for 4Q05 and 2005, respectively.
(5)	Based upon 55.7 million and 56.1 million shares outstanding for 4Q05 and 2005, respectively.

Roll-Forward of Loan Loss Allowance

(in thousands)

	Three Months Ended December 31,
	2005			2004
	REIT	TRS	Total	REIT	TRS	Total
Beginning balance	$146,326	31,433	177,759	$—	84,656	84,656
Additions	30,250	(1,325)	28,925	17,808	(10,308)	7,500
Additions - hurricane-related (1)	4,711	942	5,653	—	—	—
Sale of mortgage loans held for investment to REIT	—	—	—	38,167	(38,167)	—
Charge-offs	(10,978)	(3,228)	(14,206)	(1,531)	(398)	(1,929)

	$170,309	27,822	198,131	$54,444	35,783	90,227

	Years Ended December 31,
	2005			2004
	REIT	TRS	Total	REIT	TRS	Total
Beginning balance	$54,444	35,783	90,227	$—	26,251	26,251
Additions	134,451	129	134,580	17,808	52,442	70,250
Additions - hurricane-related (1)	4,711	942	5,653	—	—	—
Sale of mortgage loans held for investment to REIT	—	—	—	38,167	(38,167)	—
Charge-offs	(23,297)	(9,032)	(32,329)	(1,531)	(4,743)	(6,274)

	$170,309	27,822	198,131	$54,444	35,783	90,227

(1)	Represents provision for hurricane-related losses on mortgage loans held for investment. An additional provision of $1.7 million has been recorded for hurricane-related losses on mortgage loans held for sale, as well as a provision of $2.6 million for hurricane-related losses on the mortgage loans underlying the company’s residual interests in securitizations.

Mortgage Loan Production Data

(dollars in thousands)

	Three Months Ended December 31,
	2005				2004
	Historical Operations	Recently Acquired Operations	Total	%	Historical Operations	%
Wholesale	$12,141,599	1,018,932	13,160,531	83.8%	10,364,155	90.1%
Retail	1,030,135	1,510,240	2,540,375	16.2%	1,139,838	9.9%

Total	$13,171,734	2,529,172	15,700,906	100.0%	11,503,993	100.0%

Fixed rate:
Traditional	2,387,110	1,448,621	3,835,731	24.4%	2,525,877	22.0%
Interest-only	49,434	448,751	498,185	3.2%	—	0.0%
40-year	355,771	5,035	360,806	2.3%	—	0.0%

Sub-total fixed	2,792,315	1,902,407	4,694,722	29.9%	2,525,877	22.0%
Adjustable rate:
Traditional	4,435,289	243,844	4,679,133	29.8%	6,528,534	56.7%
Interest-only	2,682,982	342,494	3,025,476	19.3%	2,449,582	21.3%
40-year	3,261,148	20,150	3,281,298	20.9%	—	0.0%
HELOC	—	20,277	20,277	0.1%	—	0.0%

Sub-total ARM	10,379,419	626,765	11,006,184	70.1%	8,978,116	78.0%

Total	13,171,734	2,529,172	15,700,906	100.0%	11,503,993	100.0%

Refinance	7,583,223	1,013,235	8,596,458	54.8%	7,296,262	63.4%
Purchase	5,588,511	1,515,937	7,104,448	45.2%	4,207,731	36.6%

Total	$13,171,734	2,529,172	15,700,906	100.0%	11,503,993	100.0%

	Years Ended December 31,
	2005				2004
	Historical Operations	Recently Acquired Operations	Total	%	Historical Operations	%
Wholesale	$47,844,746	1,379,575	49,224,321	87.7%	38,126,322	90.3%
Retail	4,879,703	2,004,217	6,883,920	12.3%	4,073,318	9.7%

Total	$52,724,449	3,383,792	56,108,241	100.0%	42,199,640	100.0%

Fixed rate
Traditional	11,880,856	1,964,739	13,845,595	24.6%	11,086,399	26.3%
Interest-only	78,101	593,723	671,824	1.2%	—	0.0%
40-year	484,662	5,035	489,697	0.9%	—	0.0%

Sub-total fixed	12,443,619	2,563,497	15,007,116	26.7%	11,086,399	26.3%
Adjustable rate
Traditional	20,919,747	274,362	21,194,109	37.8%	22,969,212	54.4%
Interest-only	16,082,320	498,194	16,580,514	29.6%	8,144,029	19.3%
40-year	3,278,763	20,150	3,298,913	5.9%	—	0.0%
HELOC	—	27,589	27,589	0.0%	—	0.0%

Sub-total ARM	40,280,830	820,295	41,101,125	73.3%	31,113,241	73.7%

Total	52,724,449	3,383,792	56,108,241	100.0%	42,199,640	100.0%

Refinance	31,179,234	1,357,362	32,536,596	58.0%	27,319,606	64.7%
Purchase	21,545,215	2,026,430	23,571,645	42.0%	14,880,034	35.3%

Total	$52,724,449	3,383,792	56,108,241	100.0%	42,199,640	100.0%

Credit Quality of Mortgage Loan Production

	Three Months Ended December 31, 2005					Three Months Ended December 31, 2004
Risk Grades	Loan Production	Historical %	Total %	Wtd. Avg. LTV(1) Ratio	FICO Score	Loan Production	Historical %	Total %	Wtd. Avg. LTV(1) Ratio	FICO Score
	(in thousands)					(in thousands)
AA	$10,449,841	79.3%	66.5%	82.5	638	$8,796,915	76.5%	76.5%	82.7	640
A+	1,266,372	9.6%	8.1%	79.2	593	1,133,522	9.8%	9.8%	79.7	598
A-	701,443	5.3%	4.5%	76.3	572	742,897	6.5%	6.5%	75.9	577
B	406,369	3.1%	2.6%	73.4	558	479,868	4.2%	4.2%	73.5	563
C/C-	347,709	2.7%	2.2%	67.0	555	350,791	3.0%	3.0%	67.5	556

Subtotal	$13,171,734	100.0%	83.9%	81.2	625	$11,503,993	100.0%	100.0%	81.0	626
Recently acquired operations	2,529,172		16.1%	76.8	711	—		—	—	—

Total	$15,700,906		100.0%	80.5	639	$11,503,993		100.0%	81.0	626

(1)	Weighted average loan to value ratio (LTV) is the LTV of the first lien mortgages and combined LTV of the second lien mortgages.

TRS Net Operating Margin (Historical Operations)

	4Q05	3Q05	2Q05	1Q05	4Q04
Gain-on-sale before pipeline hedge	1.62%	2.00%	2.33%	2.86%	3.03%
Pipeline hedge	0.08%	0.05%	(0.05)%	0.13	—%

Net gain-on-sale	1.70%	2.05%	2.28%	2.99%	3.03%
Net interest carry during holding period(1)	0.46%	0.38%	0.45%	0.44%	0.48%
Loan acquisition costs(2)	(1.65)%	(1.82)%	(1.89)%	(2.36)%	(2.38)%

Net operating margin	0.51%	0.61%	0.84%	1.07%	1.13%

(1)	Represents net interest income on mortgage loans financed with short-term warehouse lines divided by origination volume for the corresponding period.
(2)	Loan acquisition costs is a non-GAAP financial measure; reconciliation of loan acquisition costs to the most directly comparable GAAP financial measure is set forth in the table attached as Schedule 1 to this press release.

TRS Operating Margin (Recently Acquired Operations)

4Q05
Gain-on-sale(1)	0.93%
Net interest carry during holding period(2)	0.06%
Loan acquisition costs(3)(4)	(0.77)%

Net operating margin	0.22%

(1)	Includes pair-off fees and volume incentive premiums which represent 43 basis points of gain-on-sale.
(2)	Represents net interest income on mortgage loans financed with short-term warehouse lines divided by origination volume for the corresponding period.
(3)	Loan acquisition costs is a non-GAAP financial measure; reconciliation of loan acquisition costs to the most directly comparable GAAP financial measure is set forth in the table attached as Schedule 1 to this press release.
(4)	Loan acquisition costs above include revenue and expense components of brokered out volume of $382.8 million. Excluding such amount, loan acquisition costs would have been approximately (0.67%).

Loan Acquisition Costs (Historical Operations)

	4Q05	3Q05	2Q05	1Q05	4Q04
Points and fees:
Wholesale	(0.36%)	(0.62%)	(0.59%)	(0.76%)	(0.88%)
Retail	3.42%	3.24%	3.26%	3.05%	3.14%

Net points and fees	(0.06%)	(0.29%)	(0.22%)	(0.34%)	(0.50%)
Overhead:
Fixed	(1.20%)	(1.13%)	(1.28%)	(1.56%)	(1.35%)
Variable	(0.39%)	(0.40%)	(0.39%)	(0.46%)	(0.53%)

Total overhead	(1.59%)	(1.53%)	(1.67%)	(2.02%)	(1.88%)

Loan acquisition costs	(1.65%)	(1.82%)	(1.89%)	(2.36%)	(2.38%)

Loan Acquisition Costs (Recently Acquired Operations)
	4Q05
Net points and fees	1.19%
Overhead:
Fixed	(1.23%)
Variable	(0.73%)

Total overhead	(1.96%)

Loan acquisition costs	(0.77%)

Table above includes revenue and expense components of brokered out volume of $382.8 million. Excluding such amount, loan acquisition costs would have been approximately (0.67%).

Secondary Market Transactions

(dollars in thousands)

	Three Months Ended				Years Ended
	December 31,				December 31,
	2005		2004		2005		2004
	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales
Non-prime whole loan sales	$10,550,438	64.7%	$7,861,187	75.9%	$32,816,911	62.2%	$30,181,150	74.6%
Prime whole loan sales	2,231,977	13.7%	—	—	2,251,335	4.3%	—	—
Securitizations structured as sales	3,453,020	21.2%	—	—	6,442,201	12.2%	—	—

Total premium sales	16,235,435	99.6%	7,861,187	75.9%	41,510,447	78.7%	30,181,150	74.6%
Discounted whole loan sales	68,010	0.4%	3,931	0.1%	246,535	0.5%	148,128	0.4%

Total sales	16,303,445	100.0%	7,865,118	76.0%	41,756,982	79.2%	30,329,278	75.0%
Securitizations structured as financings	—	—	2,488,239	24.0%	10,961,958	20.8%	10,111,131	25.0%

Total secondary market transactions	$16,303,445	100.0%	$10,353,357	100.0%	$52,718,940	100.0%	$40,440,409	100.0%

Total secondary market transactions as a % of production	103.8%		90.0%		94.0%		95.8%

Gain-on-Sale of Mortgage Loans

(dollars in thousands)

	Three Months Ended				Years Ended
	December 31,				December 31,
	2005		2004		2005		2004
	$	% Gain	$	% Gain	$	% Gain	$	% Gain
Whole loan sales - historical operations	$166,630		$234,254		$669,540		$1,085,958
Securitizations structured as sales	46,873		—		90,397		—
Mortgage servicing rights	34,857		3,414		95,120		8,137

	$248,360	1.77%	$237,668	3.02%	$855,057	2.18%	$1,094,095	3.63%
Loss on loans sold at a discount	(9,126)		(623)		(16,018)		(8,528)

Net execution - historical operations	$239,234	1.70%	$237,045	3.01%	$839,039	2.12%	$1,085,567	3.58%
Whole loan sales - recently acquired operations	20,783	0.93%	—		20,893	0.93%	—
Premiums paid to acquire loans(1)	(108,185)		(72,145)		(325,068)		(272,754)
Hurricane-related losses	(4,361)		—		(4,361)		—
Hedge gain (loss)(2)	(4,024)		387		(1,255)		(1,669)
Fair value adjustment	308		(1,366)		(7,337)		(7,697)
Net deferred origination fees (costs)(3)	24,165		16,241		100,706		(2,838)

Net gain-on-sale	$167,920		$180,162		$622,617		$800,609

(1)	Premiums paid to acquire loans represent amounts paid to wholesale mortgage brokers for which the loans were sold during the period.
(2)	Hedge gain (loss) represents the impact of changes in the market value of derivative instruments used to mitigate the interest rate risk related to residual interests, forward sale commitments and hedging activities.
(3)	Net deferred origination fees (costs) include non-refundable fees and direct costs associated with the origination of mortgage loans that are deferred and recognized when the loans are sold.

Servicing Portfolio

(dollars in thousands)

	December 31,
	2005	2004
Mortgage loans held for investment	$15,150,133	$11,573,630
Mortgage loans held for sale	6,670,715	3,884,192
Interim servicing	7,750,137	7,705,367
Servicing rights owned	10,039,803	1,216,325

Total	$39,610,788	$24,379,514

Servicing Portfolio excludes approximately $1.0 billion of mortgage loans held for investment and approximately $1.2 billion of mortgage loans held for sale serviced by a third party.

Schedule 1

GAAP Reconciliation of Loan Acquisition Costs (Operating Expense Component)

(dollars in thousands)

	4Q05	3Q05	2Q05	1Q05	4Q04
Total operating expenses	$219,018	$233,639	$220,773	$197,935	$198,495
Add / subtract:
Recently acquired operations expense	(52,476)	(21,244)	—	—	—
Servicing division expense	(15,118)	(11,787)	(10,749)	(10,718)	(8,881)
Other excluded expenses(1)	(15,887)	(19,494)	(18,150)	(16,661)	(12,708)
Direct origination costs classified as a reduction in gain-on-sale	73,400	60,200	32,800	36,600	39,200

Loan acquisition costs – overhead component	$208,937	$241,314	$224,674	$207,156	$216,106
Divided by: quarterly volume
(excludes recently acquired operations)	$13,171,734	$15,823,462	$13,444,170	$10,251,567	$11,503,993
Loan acquisition costs overhead as a % of loan prod.	1.59%	1.53%	1.67%	2.02%	1.88%

Recently acquired operations expense	52,476
Other excluded expenses(2)	(2,845)

Loan acquisition costs – overhead component	$49,631
Divided by: quarterly volume
(recently acquired operations)	$2,529,172
Loan acquisition costs overhead as a % of loan prod.	1.96%

(1)	Excluded expenses consist of profit-based compensation, commercial lending overhead, and certain professional fees.
(2)	Excluded expenses consist of profit-based compensation.

The reconciliation in the table above illustrates the differences between overhead included in loan acquisition costs and overhead reflected in the income statement. The reconciliation does not address net points and fees because they are deferred at origination under GAAP and recognized when the related loans are sold or securitized.

Loan acquisition costs is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. The most directly comparable GAAP financial measure is total operating expenses as reflected in the income statement. The company believes that the presentation of loan acquisition costs provides useful information to investors regarding financial performance because it allows the company to monitor the performance of its core operations, which is more difficult to do using the most directly comparable GAAP measure. Management uses loan acquisition costs data for the same purpose. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.

Schedule 2

GAAP Reconciliation of REIT Taxable Income

(dollars in thousands)

	4Q05	YTD 2005
Total consolidated pre-tax income	$135,851	$443,377
Add / subtract:
TRS income	(46,088)	(105,378)
Loss provision	34,961	139,162
Actual losses(1)	(5,913)	(13,233)
Net increase to taxable income from inter-company loan sale and other transactions	3,087	10,846

REIT taxable income	$121,898	$474,774

(1)	Actual losses on a tax basis do not include charge-offs related to GAAP recognition of impairment.

REIT taxable income is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. The most directly comparable GAAP financial measure is total consolidated pre-tax income as reflected in the income statement. The company believes that the presentation of REIT taxable income provides useful information to investors due to the specific distribution requirements to report and pay common share dividends pursuant to the Internal Revenue Code of 1986, as amended. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.

Schedule 3

Return on equity is calculated by dividing the yearly consolidated net income by the average stockholders’ equity for the year using a simple average of the beginning and ending balances for the year. The quarterly return on equity is calculated by dividing the annualized consolidated net income for the most recent quarter by the average stockholders’ equity for the quarter using a simple average of beginning and ending balances for the quarter. We believe this measure provides useful information concerning our efficiency at earning a profit on our stockholders’ equity. Return on equity is not a measure determined under GAAP in the United States of America and may not be comparable to similarly titled measures reported by other companies.

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